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Exhibit 16


                          Letterhead of Ernst & Young

December 20, 2002



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read Item 4 of Form 8-K dated December 23, 2002 of Mego Financial Corp. and are in agreement with the statements contained in the first, third and fourth paragraphs on page one therein. We have no basis to agree or disagree with other statements of the registrant contained therein.




                                           /s/ Ernst & Young



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